Exhibit 99.1

                                   FOOTNOTES

     (1) This Form 3 is filed on behalf of Kenneth H. Shubin Stein, MD, CFA, an individual ("Dr. Shubin Stein"), Spencer Capital Management, LLC, a Delaware limited liability company ("SCM"), Spencer Capital Opportunity Fund, LP, a Delaware limited partnership ("SCF"), Spencer Capital Partners, LLC, a Delaware limited liability company ("SCP"), Spencer Capital Offshore Opportunity Fund, Ltd., a Cayman Islands exempted company ("SCOF"), Spencer Capital Offshore Partners, LLC, a Delaware limited liability company ("SCOP"), Spencer Capital Small Cap Fund, LP, a Delaware limited partnership ("SCSCF"), and Spencer Small Cap Partners, LLC, a Delaware limited liability company ("SCSCP", and together with Dr. Shubin Stein, SCM, SCF, SCP, SCOF, SCOP and SCSCF, collectively, the "Reporting Persons"). SCM is an investment management firm and is the investment manager of SCF, SCOF and SCSCF. SCF is a private investment partnership. SCP serves as the general partner of SCF. SCOF is a Cayman Islands exempted company which invests in securities. SCOP serves as the management company of SCOF. SCSCF is a private investment partnership. SCSCP serves as the general partner of SSCF. Dr. Shubin Stein is the controlling person of SCM, SCF, SCP, SCOF, SCOP, SCSCF and SCSCP. The Reporting Persons may be deemed to be members of a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that owns more than 10% of the outstanding common stock, par value $0.01 per share ("Common Stock"), of Resource America, Inc., a Delaware corporation.

     (2) As of the date of this filing, (i) SCF owned 1,001,543 shares of Common Stock, (ii) SCOF owned 737,348 shares of Common Stock and (iii) SCSCF owned 49,388 shares of Common Stock. By reason of the provisions of Rule 16a-1 of the Exchange Act and the relationship of the Reporting Persons with each other, (i) Dr. Shubin Stein and SCM may be deemed to be the beneficial owners of an indeterminate portion of 1,788,279 shares of Common Stock, (ii) SCF and SCP may be deemed to be the beneficial owners of an indeterminate portion of 1,001,543 shares of Common Stock, (iii) SCOF and SCOP may be deemed to be the beneficial owners of an indeterminate portion of 737,348 shares of Common Stock and (iv) SCSCF and SCSCP may be deemed to be the beneficial owners of an indeterminate portion of 49,388 shares of Common Stock. Each of the Reporting Persons disclaims beneficial ownership of all shares of the Common Stock, except to the extent of any direct or indirect pecuniary interest therein, and this Form 3 shall not be deemed an admission that any such person is a beneficial owner of the shares of Common Stock reported as beneficially owned herein for purposes of
Section 16 of the Exchange Act or for any other purpose.